EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-135229, 333-38152, 333-61114 and 333-164579 of Harleysville Savings Financial Corporation on Form S-8 and Registration Statement No. 333-38970 of Harleysville Savings Financial Corporation on Form S-3 of our report dated December 16, 2011, relating to the consolidated financial statements of Harleysville Savings Financial Corporation and subsidiary as of September 30, 2011 and 2010, and for the years then ended, appearing in this Annual Report on Form 10-K of Harleysville Savings Financial Corporation for the year ended September 30, 2011.

/s/ ParenteBeard LLC
ParenteBeard LLC
Allentown, Pennsylvania
December 16, 2011